Exhibit 99.1

ElkCorp Announces Changes in its Board of Directors

    DALLAS--(BUSINESS WIRE)--July 27, 2005--ElkCorp (NYSE:ELK) announced today that David W. Quinn will not seek re-election to ElkCorp's Board of Directors at its next annual meeting, expected to take place on October 25, 2005. Mr. Quinn has served on the Elk Board since 1996 and has chosen to not seek re-election to Elk Board in order to focus on other professional and personal interests.
    "I have worked with ElkCorp for many years and have the highest regard for the company. I believe Elk has a strong and capable management team that has the vision and leadership to evolve the business into a more complete building products company, with a bright future," said Mr. Quinn.
    "I would like to thank David for his outstanding service on our Board of Directors," said Thomas Karol, ElkCorp chairman and chief executive officer. "He has helped make Elk the company it is today and assisted in laying the groundwork for the future. His leadership and guidance have been integral in guiding the company throughout the years and will be greatly missed by the Elk Board and management team."
    Mr. Quinn is the former Vice Chairman of Centex Corporation and continues to serve as a member of its Board of Directors as well as the Board of its former subsidiary Eagle Materials, Inc. Mr. Quinn also serves as Chairman of the Board of University Medical Center Inc.
and of its two hospitals, Zale Lipshy University Hospital and St. Paul University Hospital. In his nine years as a director for Elk Corp, Mr.
Quinn has served as the Chairman of the company's Audit Committee and a member of its Compensation, Corporate Governance, and Executive
Committees.

    About ElkCorp:

    ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated revenue) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.

    CONTACT: ElkCorp
             Investor Relations Contact:
             Stephanie Elwood, 972-851-0472